Exhibit 10.12
Option Agreement
This Option Agreement (the “AGREEMENT”) is made between the BOARD OF REGENTS (“BOARD”), of the UNIVERSITY OF TEXAS SYSTEM (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, and ChromaDex (“OPTIONEE”), a corporation, with its principal place of business at 2952 Daimler St., Santa Ana, CA 92705.
RECITALS
A. BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS which were developed at the University of Texas at El Paso (“UNIVERSITY”), a component institution of SYSTEM.
B. BOARD desires to have PATENT RIGHTS and TECHNOLOGY RIGHTS developed and used for the benefit of OPTIONEE, the BOARD, INVENTOR, and the public as outlined in BOARD’S Intellectual Property Policy.
C. OPTIONEE wishes to obtain an option to negotiate and acquire a license from BOARD to practice PATENT RIGHTS and TECHNOLOGY RIGHTS and sell and distribute products derived therefrom.
NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:
1. EFFECTIVE DATE AND OPTION PERIOD
This AGREEMENT is effective as of July 25, 2005 (“EFFECTIVE DATE”) for a period of 12 months (the “OPTION PERIOD”),
2. DEFINITIONS
2.1 PATENT RIGHTS mean BOARD’S rights in improvements to information or discoveries covered by U.S. Patent # 6,017,722 entitled, “Luminous Bacteria and Methods for the Isolation, Identification and Quantification of Toxicants,” U.S. Patent # 6,340,572, entitled, “Kit for the Isolation, Identification and Quantification of Toxicants,” and U.S. Patent #6,673,563 entitled “Luminous Bacteria and Methods for the Isolation, Identification and Quantification of Toxicants”, all corresponding foreign patent applications; and all re-examinations or extensions thereof.
2.2 TECHNOLOGY RIGHTS mean BOARD’S rights in any technical information, know-how, process, procedure, composition, method, formula, protocol, technique or data developed by Dr. James Becvar, Laura Becvar, and Olga Valerio (“INVENTORS”) at UNIVERSITY prior to the EFFECTIVE DATE relating to Lumibiotic Assay (UTEP No. 05-001), LumiGel Overlay (UTEP No. 05-002), and Multiplex Lumitection Analysis (UTEP No. 05-003) which are not covered by PATENT RIGHTS.

2.3 LICENSED PRODUCT means any product which cannot be developed, manufactured, used or sold without utilizing PATENT RIGHTS or TECHNOLOGY RIGHTS.
3. WARRANTIES
3.1 Except for the rights, if any of the Government of the United States, as set forth below, BOARD hereby represents that it has the full right and power to enter into this AGREEMENT and to grant the exclusive option set forth in this AGREEMENT. BOARD makes no other warranties concerning its rights covered by this AGREEMENT. BOARD makes no expressed or implied warranty of merchantability or fitness for a particular purpose as to any LICENSED PRODUCT. BOARD makes no warranty or representation as to the validity or scope of the PATENT RIGHTS or that any LICENSED PRODUCT will be free from an infringement of patents of third parties, or that no third parties are in any way infringing PATENT RIGHTS.
3.2 OPTIONEE understands that the PATENT RIGHTS and TECHNOLOGY RIGHTS may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government’s rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation will prevail.
4. OPTION FOR EXCLUSIVE LICENSE
4.1 BOARD hereby grants OPTIONEE an exclusive option to acquire an exclusive, worldwide license to practice PATENT RIGHTS and TECHNOLOGY RIGHTS under terms set forth in the License Agreement attached as Attachment A.
5. TERMINATION
5.1 OPTIONEE may terminate this AGREEMENT by giving 30 days written notice to UNIVERSITY.
5.2 UNIVERSITY may terminate this AGREEMENT upon 30 days written notice to OPTIONEE if OPTIONEE breaches or defaults on its payments under Article 6 or its payments and obligations (including, but not limited to, payment of patent expenses) as set forth in any related agreement between OPTIONEE and UNIVERSITY covering PATENT RIGHTS and/or TECHNOLOGY RIGHTS, unless, before the end of the 30 day period, OPTIONEE has cured the breach or default to the satisfaction of UNIVERSITY and so notifies UNIVERSITY in writing, stating the manner of the cure.

6. PAYMENT
6.1 In consideration for the option granted herein, OPTIONEE agrees to pay BOARD an option fee equal to any out-of-pocket patent and licensing expenses, credible toward a license fee upon election of the option to license, to be payable in four equal payments the first due upon execution of this Agreement by Licensee and the other three payments due every calendar quarter;
6.2 All payments under this AGREEMENT are to be paid in U.S. dollars, checks payable to the order of UNIVERSITY and mailed to the address in Section 8.6.
7. CONFIDENTIAL INFORMATION
7.1 As soon as possible following the execution of this AGREEMENT, UNIVERSITY, through INVENTOR, will disclose all relevant Confidential Information as defined in Section 7.2 below, other information, and data relating to PATENT RIGHTS and TECHNOLOGY RIGHTS, to enable OPTIONEE to evaluate the potential commercial significance of the PATENT RIGHTS and TECHNOLOGY RIGHTS.
7.2 In addition to the initial disclosure described in Section 7.1, the parties may disclose other Confidential Information to each other, from time to time, in connection with work contemplated under this AGREEMENT. All such information whether disclosed Initially or during the OPTION PERIOD will be referred to as “Confidential Information.” Each party will use reasonable efforts to prevent the disclosure of any of the other party’s Confidential Information to third parties for a period of three (3) years after the termination of this AGREEMENT, provided that the recipient party’s obligation will not apply to information that:
a. is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;
b. is already in the recipient party’s possession at the time of disclosure thereof and not obtained directly or indirectly from the other, as proven by the receiving party’s written records;
c. is or later becomes published through no fault of the recipient party;
d. is lawfully acquired from a third party having no obligations of confidentiality to the disclosing party;
e. is independently developed by the recipient party; or
f. is required by law or regulation to be disclosed.

7.3 In the event that information is required to be disclosed under Section 7.2(f) above, the party required to make disclosure will notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.
8. GENERAL PROVISIONS
8.1 This AGREEMENT may not be assigned by OPTIONEE without the prior written consent of BOARD, which consent may not unreasonably be withheld. However, OPTIONEE may assign any and all of the rights granted to it pursuant to this AGREEMENT to a successor of all or substantially all of its business to which this AGREEMENT relates without the approval from or prior notice to BOARD.
8.2 This AGREEMENT constitutes the entire and only agreement between the parties relating to an option to acquire a license, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by written mutual agreement by the parties.
8.3 The relationship between UNIVERSITY and OPTIONEE is that of independent contractors. UNIVERSITY and OPTIONEE are not joint ventures, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. UNIVERSITY will have no power to bind or obligate OPTIONEE in any manner, other than as is expressly set forth in this AGREEMENT. Likewise OPTIONEE will have no power to bind or obligate UNIVERSITY in any manner, other than as is expressly set forth in this AGREEMENT.
8.4 If any provision of this AGREEMENT is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
8.5 Any delay in enforcing a party’s right under this AGREEMENT or any waiver as to a particular default or other matter will not constitute a waiver of such party’s rights to the future enforcement of its rights under this AGREEMENT, except only as to an express written and signed waiver to a specific matter for a specific period of time.

8.6 Any notice required by this AGREEMENT will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:
The University of Texas at El Paso
Technology Transfer Office
Burges Hall, Room 404
500 W. University
El Paso, Texas 79968
Attn: Technology Transfer Manager
Ph: 915/747-7901
Fax: 915/747-5931
or in the case of OPTIONEE to:
ChromaDex
2952 Daimler St.
Santa Ana, California 92705
Attn: Frank Jaksch
Fax: 949/419-0894
Phone: 949/419-0288
or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.
8.7 This AGREEMENT will be governed by, construed, and enforced in accordance with the internal laws of the State of Texas.
IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed by their duly authorized representatives.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		CHROMADEX

By		By	/s/ Frank Jaksch

	Diana S. Natalicio, President		Frank Jaksch, President

Date:		Date:	August 19, 2005

Approved as to Content:

By

Paul C. Maxwell, Vice President
For Research & Sponsored Projects

Date:

ATTACHMENT A

PATENT LICENSE AGREEMENT
THIS Agreement is between the Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, and ChromaDex, a corporation having a principal place of business located at 2952 Daimler St., Santa Ana, CA 92705 (“Licensee”).
TABLE OF CONTENTS

RECITALS	2

1. EFFECTIVE DATE	2

2. DEFINITIONS	2

3. WARRANTY, SUPERIOR RIGHTS AND REPRESENTATIONS	4

4. LICENSE	5

5. PAYMENTS AND REPORTS	5

6. TERM AND TERMINATION	8

7. INFRINGEMENT BY THIRD PARTIES	10

8. ASSIGNMENT	10

9. PATENT MARKING	10

10. INDEMNIFICATION AND INSURANCE	10

11. USE OF BOARD AND COMPONENT’S NAME	11

12. CONFIDENTIAL INFORMATION AND PUBLICATION	11

13. PATENTS AND INVENTIONS	12

14. ALTERNATE DISPUTE RESOLUTION	13

15. GENERAL	13

SIGNATURES	14

RECITALS
A. Board owns certain Patent Rights and Technology Rights related to Licensed Subject Matter, which was developed at The University of Texas El Paso (“University”), a component institution of System.
B. Board desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, Inventor, Board, and the public as outlined in Board’s Intellectual Property Policy.
C. Licensee wishes to obtain a license from Board to practice Licensed Subject Matter.
NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:
1. EFFECTIVE DATE
This Agreement is effective August 19, 2005 (“Effective Date”).
2. DEFINITIONS
As used in this Agreement, the following terms have the meanings indicated:
2.1 “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact gives such Individual or entity the power or ability to control the management, business and affairs of an entity shall also be deemed to constitute control.
2.2 “Licensed Field” means all fields.
2.3 “Licensed Product” means any product, composition, method or process which, in the course of manufacture, use, practice, sale or Import is:
(a) within the scope of one or more claims of the Patent Rights; or
(b) a product containing any one or more of the following or similar elements and which is intended to be used as part of any product, composition, method or process which is within the scope of one or more claims of the Patent Rights:
(i) Analytical chemistry media (i.e. TLC plates);

(ii) luminescent bacteria for detection (stabilized);
(iii) chemicals and reagents for performing steps covered under the Patent Rights;
(iv) detection devices or media; and/or
(v) instruction manual describing or inducing one to perform the steps covered under the Patent Rights.
2.4 “Licensed Subject Matter” means Inventions and discoveries covered by Patent Rights or Technology Rights within Licensed Field.
2.5 “Licensed Territory” means the worldwide.
2.6 “Net Sales” means the gross revenues received by Licensee, affiliates, or sublicensees from the Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount). Transfer of a licensed product within licensee or between licensee and an affiliate for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting net sales price shall be based upon the sale of the licensed product by the transferee.
2.7 “Patent Rights” means Board’s rights in improvements to information or discoveries covered by U.S. Patent # 6,017,722 entitled, “Luminous Bacteria and Methods for the Isolation, Identification and Quantification of Toxicants,” U.S. Patent # 6,340,572, entitled, “Kit for the Isolation, Identification and Quantification of Toxicants,“and U.S. Patent #6,673,563 entitled “Luminous Bacteria and Methods for the Isolation, Identification and Quantification of Toxicants”, all corresponding foreign patent applications; and all re-examinations or extensions thereof.
2.8 “Sale, Sell or Sold” means the transfer or disposition of a Licensed Product for value to a party other than Licensee.
2.9 “Technology Rights” means Board’s rights in any technical information, know-how, process, procedure, composition, method, formula, protocol, technique or data developed by Dr. James Becvar, Laura Becvar, and Olga Valerio and other employees (“INVENTORS”) at UNIVERSITY prior to or subsequent to the EFFECTIVE DATE relating to Lumibiotic Assay (UTEP No. 05-001), LumiGel Overlay (UTEP No. 05-002), and Multiplex Lumitection Analysis (UTEP No. 05-003) which are not covered by PATENT RIGHTS.

2.10 “Improvements” means Board’s rights in any technical information, know-how, process, procedure, composition, method, formula, protocol, technique or data developed by University which are not covered by Patent Rights but which would require the use of Patent Rights to execute.
2.11 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on: March 31, June 30, September 30 and December 31.
3. WARRANTY: SUPERIOR-RIGHTS
3.1 Except for the rights, if any, of the Government of the United States, as set forth below, Board represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.
3.2 Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail.
3.3 Licensee understands and acknowledges that Board, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter. Board, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by Board in the Licensed Field, nor does Board make any representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others or by Board.
3.4 Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by Board, System, University or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept ail risks inherent herein.

4. LICENSE
4.1 Board hereby grants to Licensee a royalty-bearing, exclusive license under Licensed Subject Matter including all improvements from the effective date going forward without any increase in Royalty rate percentage, to manufacture, have manufactured, to sell or have sold, to use and have used, to practice and have practiced any Licensed Products within the Licensed Territory for use within Licensed Field. This grant is subject to the payment by Licensee to Board of all consideration as provided herein, and is further subject to rights retained by Board to:
a.	Publish the general scientific findings from research related to Licensed Subject Matter subject to the terms of Section 12, Confidential Information; and

b.	Use Licensed Subject Matter for research, teaching and other educationally-related purposes, subject to the terms of Section 12.
4.2 Licensee may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Licensee.
4.3 Licensee may grant sublicenses consistent with this Agreement if Licensee is responsible for the operations of its sublicensees relevant to this Agreement as if the operations were carried out by Licensee, including the payment of royalties whether or not paid to Licensee by a sublicensee. Licensee must deliver to Board a true and correct copy of each sublicense subject to confidentiality granted by Licensee, and any modification or termination thereof, within 30 days after execution, modification, or termination. When this Agreement is terminated, all existing sublicenses granted by Licensee must be assigned to Board and Board agrees to accept and honor such sublicenses.
5. PAYMENTS AND REPORTS
5.1 In consideration of rights granted by Board to Licensee under this Agreement, Licensee will pay Board the following:
a.	A nonrefundable license documentation in the amount of ______, to be payable in four equal payments the first due upon execution of this Agreement by Licensee and the other three payments due the end of the first month of each Calendar Quarter, every successive Calendar Quarter until paid in full;

b.	A running royalty equal to one and three quarters percent (1.75%) of world wide Net Sales of Licensed Products by Licensee, its Affiliates and Sublicensees, to be decreased by twenty-five percent (25%) of the percentage of any additional licenses from third parties reasonably required to commercialize any given Licensed Product, but only as to such Licensed Product, and in no event to be reduced to less than one and one half percent (1.50%) of Net Sales. Royalties will be paid on all products world wide, without regard to whether there are Patent Rights in any country other than the United States. The Antistacking provision would not apply to license agreements cross referenced in this agreement, (the Becvar/ChromaDex) Products sold by Licensee and protected by a valid claim included within Patent Rights.
5.2 In consideration of rights granted by Board to Licensee under this Agreement, Licensee further agrees to pay Board the following after the execution of a sublicense hereunder:
a.	Within 30 days after the execution of the sublicense, a sublicense fee of 5% of any up-front cash payment made to Licensee in consideration of the sublicense, excluding funds paid to Licensee for research and development purposes.

b.	Within 60 days after the execution of the sublicense, a sublicense fee constituting a cash payment equal to 10% of any non-cash consideration received by Licensee from a sublicensee, such consideration to include, without limitation, equity in other companies. The value of an equity investment will be calculated as the average market value of the class of stock involved for 5 consecutive days preceding the execution of the sublicense agreement. In cases where the sublicense agreement calls for payment to Licensee of a premium over the market value, Board will also share 10% of the premium paid to Licensee.
5.3 During the Term of this Agreement and for 1 year thereafter, Licensee agrees to keep complete and accurate records of its and its sublicensees’ Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Licensee agrees to permit Board or its representatives, at Board’s expense, to periodically but no more than once per annum examine Its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. Any such audit shall be coordinated with auditing requirements under the Becvar/ChromaDex. agreement cross referenced in this agreement, to prevent duplicate audits in any calendar year. If the amounts due to Board are determined to have been underpaid by more than 5%, Licensee will pay the cost of the examination and accrued interest at the highest allowable rate but not more prime rate plus three percent (3%) interest compounded daily on the amount underpaid.

5.4 Within 60 days following the close of each Calendar Quarter, beginning immediately after the Effective Date, Licensee must deliver to Board a true and accurate written report, even if no payments are due Board, giving the particulars of the business conducted by Licenses and its sublicensee(s), if any exist, during the preceding 3 calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will Include at least:
a.	the country of sale
b.	the date sold;
c.	the applicable deductions and calculation of royalties thereon; and
d.	the total royalties computed and due Board.
Simultaneously with the delivery of each report, Licensee must pay to Board the amount, if any, due for the period of each report.
5.5 On or before each anniversary of the Effective Date, irrespective of having a first Sale or offer for Sale, Licensee must deliver to Board a written progress report as to Licensee’s (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing Licensed Subject Matter in the Licensed Territory and Licensee’s (and, if applicable, sublicensee’s) commercialization plans for the upcoming year.
5.6 All amounts payable here by Licensee for Licensed Products sold in the United States must be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks must be payable to the University of Texas at El Paso.
5.7 Currency Conversions/Tax Withholding: Payments shall be made in United States dollars to the extent that conversions to United States dollars are permitted. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the commercial rate of exchange prevailing in the United States on the last day of the Calendar Quarter calculated using the exchange rate (local currency, per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading.” If due to restrictions or prohibitions Imposed by national or international authority, royalties in any country cannot be remitted to Licensor within six (6) months after the end of the Calendar Quarter during which they are earned, then Licensee shall be obligated to deposit the royalties in a bank account in such country in the name of Licensor or Licensor’s designee. If Licensee concludes that tax withholdings under the laws of any country are required with respect to payments to Licensor, Licensee may deduct and pay to the appropriate governmental authorities the amount required to be withheld from the amount due Licensor and provide to Licensor reasonable evidence of such_payment.

5.8 Licensee must reimburse Board for all its out-of-pocket expenses thus far incurred in filing, prosecuting, enforcing and maintaining exclusively licensed Patent Rights and must pay all future expenses so long as and in the countries its license remains exclusive.
6. TERM AND TERMINATION
6.1 The term of this Agreement is from the Effective Date to the full end of the term or terms for which Patent Rights have not expired or, if only Technology Rights are licensed and no Patent Rights are applicable, for a term of 15 years.
6.2 Any time after 2 years from the Effective Date, Board and University have the right to terminate the exclusivity of this license in any national political jurisdiction in the Licensed Territory if Licensee, within 90 days after receiving written notice from University of intended termination of exclusivity, fails to provide written evidence satisfactory to University that Licensee or its sublicensee’s has commercialized or is actively attempting to commercialize a licensed invention in such jurisdiction(s), provided, however, that, notwithstanding the foregoing, if Licensee has reported Net Sales of the following amounts for the periods indicated Licensee will be deemed to have satisfied the commercialization requirements of this paragraph for all territories:
(i)	Second year: two hundred thousand dollars ($200,000)
(ii)	Third and Fourth years; five hundred thousand dollars ($500,000) each year
(iii)	Fifth and Sixth years: one million dollars ($1,000,000) each year
(iv)	Thereafter $2,000,000 each year
6.3 Any time after 3 years from the Effective Date, Board and University have the right to terminate this license in any national political jurisdiction in the Licensed Territory if Licensee, within 90 days after receiving written notice from University of intended termination, fails to provide written evidence satisfactory to University that Licensee or its sublicensees has commercialized or is actively attempting to commercialize a licensed invention in such jurisdiction(s), provided, however, that, notwithstanding the foregoing, if Licensee has reported Net Sales of the following amounts for the periods indicated Licensee will be deemed to have satisfied the commercialization requirements of this paragraph for all territories:
(i)	Second year: two hundred thousand dollars ($200,000)
(ii)	Third and Fourth years: five hundred thousand dollars ($500,000) each year
(iii)	Fifth and Sixth years: one million dollars ($1,000,000) each year
(iv)	Thereafter $2,000,000 each year

6.4 The following definitions apply to Article 6: (i) “Commercialize” means having Sales of Licensed Products in such jurisdiction; and (ii) “Active attempts to commercialize” means having Sales of Licensed Products or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, production or Sales of Licensed Products in any jurisdiction, and plans acceptable to University, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that University intends to terminate.
6.5 This Agreement will earlier terminate automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or
a.	upon 90 days written notice from Board if Licensee breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5, unless, before the end of the 90 day period, Licensee has cured the default or breach and so notifies Board, stating the manner of the cure and provided that if there is a dispute submitted to arbitration, the notice and cure period will not commence until the later of the completion of the arbitration; or
b.	upon 90 days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the 90 day period, Licensee has cured the default or breach and so notifies Board, stating the manner of the cure and provided that if there is a dispute submitted to arbitration, the notice and cure period will not commence until the later of the completion of the arbitration; or
c.	at any time by mutual written agreement between Licensee, University and Board, upon 180 days written notice to all parties and subject to any terms herein which survive termination; or
d.	under the provisions of Paragraphs 6.2 and 6.3 if invoked.
6.6 If this Agreement is terminated for any cause:
a.	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;
b.	after the effective date of the termination, Licensee may sell all Licensed Products and parts therefore it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article 5; and
c.	Licensee will be bound by the provisions of Articles 10 (Indemnification), 11 (Use of Board and Component’s Name), and 12 (Confidential Information) of this Agreement.

7. INFRINGEMENT BY THIRD PARTIES
7.1. If either PARTY becomes aware of potential infringement of any PATENT RIGHTS, then that PARTY will notify the other PARTY as soon as possible and the PARTIES agree to discuss and determine how best to end such infringement. Licensee must pay Board a royalty on any monetary recovery if the monetary recovery is for damages less any legal expense or a reasonable royalty in lieu thereof. If Licensee does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then Board may enforce any patent licensed hereunder on behalf of Itself and Licensee, Board retaining all recoveries from such enforcement.
7.2 In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.
8. ASSIGNMENT
Except in connection with the sale of substantially all of Licensee’s assets to a third party, this Agreement may not be assigned by Licensee without the prior written consent of Board, which will not be unreasonably withheld; provided, however, Licensee may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction.
9. PATENT MARKING
Licensee must permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.
10. INDEMNIFICATION AND INSURANCE
10.1 Licensee agrees to hold harmless and indemnify Board, System, University, its Regents, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates or their officers, employees, agents or representatives.
10.2 In no event shall Board be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter, regardless of whether Board knows or should know of the possibility of such damages.

10.3 Insurance
a.	Beginning at the time when any Licensed Subject Matter is being distributed or sold (including for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and Licensee shall use reasonable efforts to have the Board, System, University, its Regents, officers, employees and agents named as additional insured’s. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.
b.	Licensee shall provide Board with written evidence of such insurance upon Board’s request. Licensee shall provide Board with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.
c.	Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercial distributed or sold by Licensee or by a sublicensee or agent of Licensee; and (ii) the five (5) year period immediately after such period.
11. USE OF BOARD AND COMPONENT’S NAME
Licensee may not use the name of University, System or Board without express written consent.
12. CONFIDENTIAL INFORMATION AND PUBLICATION
12.1 Board and Licensee each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information;
a.	was in the public domain at the time of disclosure;
b.	later became part of the public domain through no act or omission of the recipient party, it’s employees, agents, successors or assigns;

c.	was lawfully disclosed to the recipient party by a third party having the right to disclose it;
d.	was already known by the recipient party at the time of disclosure;
e.	was independently developed by the recipient; or
f.	is required by law or regulation to be disclosed.
12.2 Each party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.
12.3 University will submit its manuscript for any proposed publication of research related to Licensed Subject Matter to Licensee at least 30 days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee’s confidential information. Upon Licensee’s request. publication will be delayed up to 60 additional days to enable Licensee to secure adequate intellectual property protection of Licensee’s property that would be affected by the publication. For the purposes of this clause “publication” shall mean any public disclosure as defined under patent law.
13. PATENTS AND INVENTIONS
13.1 Both parties agree to fully cooperate with each other concerning patent matters, including selection and use of patent counsel. If after consultation with Licensee, both parties agree that a patent application should be filed for Licensed Subject Matter, Board will prepare and file the appropriate patent applications, and Licensee will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If Licensee notifies Board that it does not intend to pay the cost of an application, or if Licensee does not respond or make an effort to agree with Board on the disposition of rights in the subject invention, then Board may file an application at its own expense and Licensee will have no rights to the invention in the territory in question; provided, however, that If Licensee has filed applications in the United States, at least three major territories within the European Union and Japan, Licensee will retain exclusive rights worldwide. Board will provide Licensee a copy of any patent application for which Licensee has paid the cost of filing, as well as copies of any documents received or filed with the respective patent office during the prosecution thereof.

14. ALTERNATE DISPUTE RESOLUTION
14.1 Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation, If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of El Paso, Texas in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of biotechnology and chemical technology. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article 14 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.
15. GENERAL
15.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.
15.2 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested and addressed to:
The University of Texas at El Paso
Technology Transfer Office
Burges Hall, Room 404
500 W. University
El Paso, Texas 79968
Attn: Technology Transfer Manager
Ph: 915/747-7901
Fax: 915/747-5931
or in the case of Licensee to:
ChromaDex
2952 Daimler St.
Santa Ana, California 92705
Attn: Mr. Frank Jaksch
Fax: 949/419-0894
Phone: 949/419-0288
or other addresses as may be given from time to time under the terms of this notice provision.

15.3 Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.
15.4 This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.
15.5 Failure of Board to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.
15.6 Headings are included herein for convenience only and shall not be used to construe this Agreement.
15.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.
IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

BOARD OF REGENTS OF THE		CHROMADEX
UNIVERSITY OF TEXAS SYSTEM

By		By	/s/ Frank Jaksch

	Diana S. Natalicio, President		Frank Jaksch, President

Date:		Date:

Approved as to Content:

By

Paul C. Maxwell, Vice President for Research
and Sponsored Projects

Date: